EQUINOX FUNDS TRUST

Schedule A to the Distribution Plan

May 11, 2011

Fund/Share Class	Maximum Rule 12b-1 Fee

Equinox Commodity Strategy Fund
A Shares	0.25%

C Shares	1.00%

Equinox Event Driven Legends Fund
A Share	0.25%

C Shares	1.00%

Equinox Equity Long-Short Legends Fund
A Share	0.25%

C Shares	1.00%

Equinox QIM/WNTN Strategy Fund
A Share	0.25%

C Shares	1.00%